Exhibit 99.2

Pixelworks, Inc. Q3 2020 Conference Call
October 29, 2020

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2020 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for tuning-in to today’s call. With me on the call and joining from China is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the third quarter of 2020.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Thursday, October 29, 2020. The company undertakes no obligation to update any such statements or reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2019, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income loss, and net income loss per share. Non-GAAP measures exclude gain on sale of patents, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, and restructuring expense.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. But we caution investors to consider these measures in addition to, not as a substitute for, nor superior to the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you Elias and good afternoon to everyone participating on today’s call. I’m joining you today from Shanghai. Even though it was a difficult journey during the pandemic and associated travel restrictions, the company is seeing increasing activity and opportunities for our technology, including multiple exciting and recently announced developments.
First, as announced last week we completed the agreement on a private placement to facilitate an investment by MTM-Xinhe Investment Limited in the amount of $6.6 million. MTM is a China-based consortium comprised of strategic investors from the Chinese semiconductor and mobile eco-system with deep industry experience and expertise. The investment brings significant value to Pixelworks as we continue to prioritize China and Asia as key regions for growth opportunities and our future success. As a financially vested partner, MTM will contribute local resources and relationships that will enhance our ongoing strategic efforts.
Separately, we also recently appointed an Executive VP and President of Pixelworks China, Dr. Alan Zhou, who will oversee and drive expansion of our operations in the region. With over 30 years of experience in wireless communications, he previously served in multiple roles at global companies such as Qualcomm, Agere Systems, Lucent Technologies and AT&T Bell Labs. Alan is a significant addition to our team and brings extensive China-based leadership to the Pixelworks organization.
In addition to supporting our growing customer engagements and organization in the region, both the appointment of Alan and MTM’s investment strengthen our strategic position in China, as we execute on our mobile growth initiatives.
As outlined in today’s press release, our Q3 results were in-line with our expectations and reflected the challenging environment’s continued impact on end market demand, especially in our mature markets of Projector and Video Delivery. Although customers have continued to place orders, demand has continued to be weak as they attempt to navigate fluctuations in end market demand due to the pandemic. Our Mobile business saw sequential growth in the quarter as previous distributor inventory was worked-down and we made initial shipments in support of new phone launches. Notably, we sustained strong gross margin levels near the higher-end of our historical range, and our previous restructuring actions along with ongoing cost containment efforts have minimized our cash burn in recent quarters.
Although we don’t expect a V-shaped recovery, we are beginning to see some signs of improvement in our mature markets. In Projector, demand appears to have bottomed during the third quarter. We’ve begun to see evidence of a gradual recovery in orders led by near-term improvement in developed markets. Customers have indicated that demand has remained more muted in emerging markets and is unlikely to meaningfully recover until mid-next year. As discussed on prior calls, effectively all Projector OEMs are responding to the lower total unit volumes by moving upstream to higher priced projectors with more advanced features. We are mirroring the direction of our customers in terms of pricing, and Pixelworks continues to be a key enabler for many of these advanced features. Overall, design activity has remained somewhat healthy across customers’ next generation products, and we currently anticipate a small uptick in Projector revenue in the fourth quarter.
In Video Delivery, end demand in the Japanese consumer electronics market remained subdued through the end of the quarter and these customers have given limited clarity on the timing of expected recovery. In the U.S., we have seen increased customer activity on OTA streaming solutions. During the quarter, Sling launched AirTV Anywhere, its newest device to incorporate Pixelworks XCode for the transcoding of live local ATSC signals to high-quality digital video for viewing on almost any connected mobile or streaming media device. Unique to the AirTV Anywhere product, it includes a 1 TB hard drive with full digital DVR and is capable of delivering up to four simultaneous streams of OTA content to connected viewing devices both within and outside of the home. Additionally, unlike previous generations that were sold exclusively online, AirTV Anywhere is being carried on the trucks of Dish Authorized installers to provide consumers with the option of a professional onsite setup.
Turning to an update on TrueCut. Following a brief attempt at a partial reopening in the summer, most of the major studios in the U.S. remain closed due to COVID-related mandates. Although this has significantly curtailed filming, post production and in-person meetings in Hollywood, we have continued to advance numerous ongoing discussions and evaluations with prominent studios and streaming service providers. Recently, our team has successfully leveraged Pixelworks’ newly opened office in Burbank, California to host private screenings and demonstrations with prospective partners and customers. As highlighted by a number of announced developments by industry leaders, the prevailing environment has significantly increased the importance of streaming and the delivery of content direct-to-consumers. TrueCut offers a truly unique way to differentiate the direct-to-consumer user experience – by providing a comprehensive solution for ensuring that the visual experience created in a professional screening room is replicated in consumers’ living room, regardless of the TV or mobile device the content is watched on.
We also continue to have a number of advanced discussions underway on new TrueCut opportunities in China, where the government is pushing the broad/universal adoption of a new UHD standard that emphasizes both 4K and high frame rate video. With China being a mobile-first market, mobile streaming services and the prevalence of user-generated content have naturally become the leading drivers of this new UHD standard. Overall, while formal licensing engagements for our TrueCut solutions are taking longer to materialize we are continuing to make important progress.
Shifting to our Mobile business. As previously mentioned, we saw a return to sequential revenue growth in the third quarter and we continued to add to our growing list of mobile wins for the year. Since our last conference call, three new phones were launched by two existing OEMs and one first-time mobile customer.
In late August, ASUS launched its latest device to incorporate Pixelworks technology, the ZenFone 7 series flagship 5G smartphone. Utilizing a 6.67” Samsung OLED display with 90 Hz refresh rate, the ZenFone 7 leverages a series of Pixelworks visual processing technologies, including HDR tone mapping, high-efficiency color calibration and DC dimming to provide consumers with impressive display performance and a superior viewing experience.

Also during the quarter, Coolpad released its first-ever mobile device to feature Pixelworks’ advanced visual processing, the Coolpad Legacy Brisa smartphone. Currently available exclusively through Boost Mobile, the Legacy Brisa brings true premium visual quality, including SDR-to-HDR conversion and enhanced color tuning and accuracy to consumers on a budget – notably, this well featured smartphone is currently priced below $200.
Then most recently, OnePlus expanded its 8 series lineup introduced earlier in the year and again chose to incorporate Pixelworks technology in the newly launched OnePlus 8T. Building on the recognition garnered from the record breaking display performance enabled by Pixelworks in the OnePlus 8 Pro, the OnePlus 8T utilizes a dynamic 120 Hz AMOLED display coupled with a series of Pixelworks visual enhancement features, including our patented high-efficiency color calibration, flesh tone correction, flicker-free screen dimming and ultra-smooth 8K adaptive brightness.
In early September, we unveiled our sixth generation mobile visual processor – the first to incorporate low-power Artificial Intelligence or AI technology. The AI processing unit built into our i6 processer leverages Pixelworks’ extensive mobile display and datasets to adaptively optimize overall visual quality and power efficiency by intelligently mapping feature sets and modes across the widest range of apps and use cases for both LCD and OLED displays. This dynamic optimization brings together numerous advanced features, such as upscaling the dynamic range of video and gaming content to the highest possible resolutions and refresh rates while simultaneously adjusting for optimal contrast, sharpness, brightness and color temperature of the display based on ambient lighting conditions, content attributes and display characteristics.
In addition to AI-based optimizations that provide the potential for accelerated backend development and reduced phone-specific customizations in the i6 processor, we’ve further enhanced Pixelworks’ industry-leading color accuracy with display calibration processing that requires up to 40% lower power than our previous generation mid-range processor.
Our sixth generation visual processor was Pixelworks’ first mobile chip to have secured a design-in before being taped out – in fact, we secured multiple design-ins across several different OEM customers prior to successfully taping out and sampling. We expect the first designs incorporating our i6 processor to be launched around year-end, and we are continuing to gain traction on an increasing number of customer programs planned over the coming year.
More broadly within Mobile, a number of third-party reviews of multiple previously launched smartphones that incorporate our technology have continued to validate the significant and differentiating value of Pixelworks visual processing. We are continuing to aggressively develop and introduce additional advanced capabilities as part of each new generation, while focusing heavily on incremental adoption across both existing and new mobile OEM customers. Several key market trends are strongly aligned to drive an increased need and adoption of our technology. The first is 5G, which enables the delivery of higher quality video content over a cellular connection. As OEMs aggressively push 5G capability down the price curve toward more premium and mid-tier devices, our value proposition becomes increasingly relevant on mainstream devices with the potential to ship substantially larger unit volumes. Another benefit of 5G is its extremely low-latency, which is particularly important for mobile gaming. In fact, we are continuing to see growing interest to utilize our technology to enable a visually superior gaming experience. Following our initial and ongoing success in dedicated gaming phones, we are observing an emerging trend by OEMs wanting to feature a stronger or marketable ‘gaming use case’ on more mainstream high-performance smartphones. Pixelworks’ industry-leading MEMC enables exceptional performance for high frame rate gaming, while also having the ability to significantly reduce power consumption as compared to relying solely on the device’s AP/GPU.
As evidenced by my temporary relocation and focused efforts here in China, we continue to be closely engaged with our current and prospective mobile customers. We have a very healthy pipeline of new programs comprised of next-generation programs with existing customers as well as active near-term programs with more than one new customer, including a second tier-one mobile OEM. We are also seeing improving backlog and forecasts from our mobile customers – we believe this uptick in demand is in response to improving end market demand and expected market share shifts among leading OEMs.
In closing, we are continuing to make tangible progress in our growth initiatives despite a challenging environment. Our team is critically focused on advancing a growing number of mobile and TrueCut engagements, while remaining well positioned to support current customers as end market demand recovers.
We continue to believe in the value proposition of Pixelworks’ technology and our strategies to capitalize on secular market trends in our growth businesses. We expect the fourth quarter to mark the beginning of ‘turning the corner’ and reflect sequential improvement buoyed by recovering mobile demand.
With that I'll hand the call over to Elias to review the third quarter financials and provide our guidance for the fourth quarter.

Elias Nader
Thank you, Todd.
Revenue for the third quarter of 2020 was $8.2 million, compared to $9.3 million in the second quarter of 2020, and compared to revenue of $18.1 million in third quarter of 2019. As Todd indicated in his opening remarks, third quarter 2020 revenue primarily reflected the inventory corrections in the digital projector and video delivery markets, compounded by lower end market demand resulting from the global pandemic across each of our target markets.
The breakdown of revenue in the third quarter was as follows:
•Revenue from Digital Projector was approximately $4.9 million.
•Video Delivery revenue was approximately $1.9 million.
•Revenue from Mobile was approximately $1.4 million comprised largely of sales of our Iris visual processor and software solutions.
Non-GAAP gross profit margin equaled 55.6% in the third quarter of 2020, compared to 59.2% in the second quarter of 2020 and 53.9% in the third quarter of 2019. The year-over-year increase in gross margin primarily reflects our ongoing initiates to drive product cost improvements, especially on newer products.
Non-GAAP operating expenses decreased to $8.9 million in the third quarter of 2020, compared to $9.3 million last quarter and $10.3 million in the same period last year. The decline in operating expenses reflects a combination of our previously taken actions to reduce cash expenses as well as our ongoing cost containment efforts across the business.
Adjusted EBITDA for the third quarter of 2020 was a negative $3.5 million, compared to a negative $2.9 million in the second quarter of 2020 and a positive $0.5 million in the third quarter of 2019.
On a non-GAAP basis, third quarter 2020 net loss was $4.5 million, or loss of ($0.11) cents per share, compared to a net loss of $3.9 million, or loss of ($0.10) cents per share, in the prior quarter, and a net loss of $0.5 million, or loss of ($0.01) cent per share, in the third quarter of 2019.
Moving to the balance sheet, we ended the third quarter of 2020 with cash, cash equivalents and short-term investments of approximately $16.8 million, compared to approximately $21.4 million at the end of the second quarter of 2020. The sequential decrease of approximately $4.6 million reflected the net of approximately $3.4 million in cash used for operating activities, $1.9 million for capital expenditures and the repayment of approximately $400,000 on the outstanding balance of our line of credit – partially offset by approximately $1.2 million in net proceeds generated from the sale of stock through our ATM vehicle during the third quarter.
As discussed on our second quarter conference call, we implemented a restructuring plan to further reduce operating expenses and preserve cash. As a result, we recorded a one-time restructuring charge of approximately $1.6 million in the third quarter, and we anticipate these actions to generate an incremental $3.2 million in annualized cost savings beginning in the fourth quarter.
In terms of other balance sheet metrics for the third quarter, days sales outstanding were 60 days at quarter-end, which compared to 58 days at the end of the second quarter. Inventory turns was 3.3 times in the third quarter, up slightly from 3.1 times in the prior quarter.
Now turning to our guidance for the fourth quarter of 2020.
As previously indicated, while we believe the near-term environment is likely to remain challenging, with recent feedback from customers indicating that end market demand has begun to slowly turn the corner in our Projector and Video Delivery markets. Specific to our Mobile business, we anticipate another quarter of sequential growth in the fourth quarter, as we support a combination of existing smartphones wins and ramp increased shipments associated with customers’ planned launches of new devices in the coming months.
Based on recent order trends and our current backlog, we expect total revenue in the fourth quarter to range between $8.5 million and $10.5 million.
We expect non-GAAP gross profit margin in the fourth quarter of between 48% and 53%.

We anticipate operating expenses in the fourth quarter to range between $9.0 million and $10.0 million on a non-GAAP basis. Note, fourth quarter operating expenses will include the first full quarter of benefit from our restructuring plan announced earlier this year.
Finally, we expect fourth quarter non-GAAP EPS to be in the range of between a loss of ($0.09) cents and a non-GAAP loss of ($0.15) cents per share.
That concludes our prepared remarks, and we will now open the call for questions. Operator, please proceed with managing the Q&A session.